Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Makh Group, Corp. on Amendment No. 1 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated February 9, 2016 on the balance sheets of Makh Group, Corp. as of December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity/ (deficit) and cash flows for the year ended December 31, 2015 and the period from inception (August 13, 2014) through December 31, 2014, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

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/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C

Salt Lake City, Utah 84111

March 14, 2016

      9605 West 49th Ave. Suite 200 Wheat Ridge, Colorado 80033  ~ Phone 303-968-3281  ~  Fax 303-456-7488  ~  www.cutlercpas.com